Exhibit 99.1

Sonus Pharmaceuticals Reports Third Quarter 2003 Financial Results

BOTHELL, Washington – November 5, 2003 – Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today reported financial results for the third quarter ended September 30, 2003.

For the third quarter of 2003, Sonus reported a net loss of $2.5 million, or $0.15 per share, compared with a net loss of $3.3 million, or $0.24 per share, in the third quarter of 2002. For the first nine months of 2003, the Company reported a net loss of $7.9 million, or $0.53 per share, compared with a net loss of $9.2 million, or $0.68 per share, in the comparable period of 2002. The third quarter and year-to-date financial results for 2003 primarily reflected the continued investment in the clinical development program for Sonus’ lead cancer product, TOCOSOL™ Paclitaxel, and, to a lesser extent, new product development activities.

Cash and marketable securities totaled $22.1 million at September 30, 2003 compared with $16.3 million at December 31, 2002. The increase from year-end was due to the $13.1 million of net proceeds from the Company’s private placement in July 2003, offset in part by the $7.9 million year-to-date net loss.

About Sonus Pharmaceuticals

Sonus is currently developing a number of potential product candidates for the treatment of cancer utilizing its proprietary TOCOSOL drug delivery technology. The development of therapeutic drugs with the TOCOSOL technology may result in products that can be delivered more safely and effectively. TOCOSOL Paclitaxel is the Company’s lead product, which is a novel reformulation of paclitaxel, one of the world’s most widely prescribed chemotherapeutic agents. In Phase 2a clinical studies, TOCOSOL Paclitaxel is demonstrating promising safety and anti-tumor efficacy. Based on these clinical results, Sonus is implementing new clinical trials for TOCOSOL Paclitaxel to provide data that would be the basis for the product’s regulatory approval. The Company’s news releases and other information are available on the Sonus web site at www.sonuspharma.com.

Contact: Richard J. Klein, Chief Financial Officer, Sonus Pharmaceuticals, (425) 487-9500.

Quarterly Conference Call Information

Sonus will hold its quarterly conference call today, November 5, 2003, 1:30 P.M. Pacific Time, to discuss the third quarter financial results and to review progress on key objectives, including an update on the advancements with TOCOSOL Paclitaxel. A live webcast of the conference call can be accessed at www.sonuspharma.com/events.html, and an archive of the broadcast

Sonus Pharmaceuticals Reports Third Quarter 2003 Financial Results

November 5, 2003

will be available through the same link. A telephone replay will also be available for 24 hours following the live broadcast at 800-642-1687 or 706-645-9291 for international calls; Pass Code: 3432933

Certain statements made in this press release are forward-looking such as those, among others, relating to the development of drug delivery products and potential applications for these products. As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 10, 2003, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy; risks of successful development of additional drug delivery products.

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Sonus Pharmaceuticals Reports Third Quarter 2003 Financial Results

November 5, 2003

Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue	$—	$—	$25	$25
Operating expenses:
Research and development	1,831	2,588	5,777	7,102
General and administrative	709	786	2,239	2,512

Total operating expenses	2,540	3,374	8,016	9,614

Operating income (loss)	(2,540)	(3,374)	(7,991)	(9,589)
Interest income, net	39	104	130	362

Income (loss) before taxes	(2,501)	(3,270)	(7,861)	(9,227)
Taxes	—	—	—	—

Net income (loss)	$(2,501)	$(3,270)	$(7,861)	$(9,227)

Net income (loss) per share:
Basic	$(0.15)	$(0.24)	$(0.53)	$(0.68)
Diluted	$(0.15)	$(0.24)	$(0.53)	$(0.68)
Shares used in calculation:
Basic	16,667	13,662	14,701	13,525
Diluted	16,667	13,662	14,701	13,525

Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2003	2002

	(unaudited)
Assets:
Cash and marketable securities	$22,149	$16,334
Other current assets	176	290
Property and equipment, net	1,567	1,310

Total assets	$23,892	$17,934

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$2,436	$1,801
Lease obligations	308	409
Stockholders’ equity	21,148	15,724

Total liabilities and stockholders’ equity	$23,892	$17,934